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                                                                    EXHIBIT 99.2

Contact:     Brian P. Campbell                             For Immediate Release
             President and Chief Executive Officer
             (734) 747-7025 ext. 129



                      KAYDON CORPORATION REACHES SETTLEMENT
                              WITH U.S. GOVERNMENT


ANN ARBOR, Michigan - April  10, 2001

         Kaydon Corporation (NYSE:KDN) today announced that it has reached a settlement of claims by the U.S. Government in connection with quality inspection problems with one of its bearing products. The settlement resolves a previously disclosed grand jury investigation under the direction of the U.S. Attorney's Office, Bridgeport, Connecticut, into inspection and product certification procedures concerning certain helicopter swashplate bearings manufactured prior to 1997 at Kaydon's Muskegon, Michigan plant.

         As part of the settlement, Kaydon is entering a plea to two counts of improper certification of the raceway surface finish of three bearings shipped in 1995 and 1996. The bearings that are the subject of the plea have not been involved in any accident.

         Kaydon stated that the settlement entails the payment of $7.5 million to the U.S. Government, including a $1.0 million fine. As previously announced, Kaydon had recorded charges totaling $21.7 million in the second and third quarters 2000 for costs and anticipated costs in connection with various litigation matters. Payments to the U.S. Government under the current settlement will be offset by these previously recorded charges without any impact on year 2001 earnings.

         Brian P. Campbell, Kaydon's President and Chief Executive Officer, said, "While we are confident that Kaydon manufactures the highest quality products, we regret that in this instance, our certification process failed to meet applicable inspection and reporting requirements during the manufacture of these bearings in 1995-1996. We are committed to ensuring that our certifications are accurate and have long since taken appropriate review steps, in conjunction with the U.S. Government and customers, to prevent reoccurrence of this situation."

         Mr. Campbell added, " We continue to believe that our products perform at the highest levels. The fact that many leading aviation and aerospace manufacturers continue to specify our products is a testament to Kaydon's commitment to superior quality and reliability."

         Commenting further, Mr. Campbell said, "The genesis of this matter dates back to 1996 and has been a time consuming and expensive process. The Company has pursued a global settlement because management believes the resolution of this protracted and costly matter is in the best interest of Kaydon. Absent a resolution of this matter, Kaydon Corporation would have been faced with a multi-year litigation process involving substantial management resources and legal expenses."

         Further information relating to legal matters is contained in Note 10 to Kaydon's 2000 financial statements which are included in its Form 10-K filed with the Securities and Exchange Commission.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

                                      # # #

         Certain information in this press release is forward looking, such as the Company's expectations regarding future financial performance. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, and the outcome of pending and future litigation and governmental proceedings. Readers are cautioned to consider these factors when relying on such forward-looking information.